Exhibit 5
May 7, 2010
Roadrunner Transportation Systems, Inc.
4900 S. Pennsylvania Ave.
Cudahy, Wisconsin 53110

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     As legal counsel to Roadrunner Transportation Systems, Inc. (formerly known as Roadrunner Transportation Services Holdings, Inc.), a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, Registration No. 333-152504 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 10,600,644 shares of common stock of the Company covered by the Registration Statement (the “Shares”). The Shares include 9,000,000 shares of common stock to be sold by the Company, 1,600,644 shares of common stock to be sold by certain selling stockholders named in the Registration Statement, and an over-allotment option granted by the Company to the underwriters of the offering to purchase up to an additional 1,590,096 shares of common stock. The facts, as we understand them, are set forth in the Registration Statement.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion.
     Subject to the assumptions that the documents and signatures examined by us are genuine and authentic and the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that (A) the portion of the Shares to be sold by the Company have been duly authorized by all necessary corporate action, and will be validly issued, fully paid, and nonassessable, when (i) the Registration Statement as then amended shall have been declared effective by the Commission, (ii) the Underwriting Agreement described in the Registration Statement shall have been duly executed and delivered, and (iii) the Shares have been duly executed, authenticated, delivered, paid for, and sold by the Company as described in the Registration Statement and in accordance with the provisions of the Underwriting Agreement; and (B) the portion of the Shares to be sold by the selling stockholders pursuant to the Registration Statement have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid, and nonassessable.
     We render this opinion with respect to, and express no opinion herein concerning the application or effect of the law of any jurisdiction other than, the existing laws of the United States of America, and of the Delaware General Corporation Law, the Delaware Constitution, and reported judicial decisions relating thereto.
     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.
Sincerely,
/s/ Greenberg Traurig, LLP